Filed Pursuant to Rule 424(b)(3)

Registration No. 333-113863

PALADIN REALTY INCOME PROPERTIES, INC.

SUPPLEMENT NO. 4 DATED OCTOBER 12, 2007

TO THE PROSPECTUS DATED APRIL 6, 2007

This prospectus supplement No. 4 (this “Supplement”) is part of, and should be read in conjunction with, the prospectus of Paladin Realty Income Properties, Inc. dated April 6, 2007 (the “Prospectus”), Supplement No. 1 to the Prospectus dated June 5, 2007, Supplement No. 2 to the Prospectus dated July 27, 2007 and Supplement No. 3 to the Prospectus dated August 27, 2007. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as set forth in the Prospectus. The purpose of this Supplement is to disclose:

•	the status of our initial public offering;

•	our recent acquisition of Pinehurst Apartment Homes in Kansas City, Missouri;

•	our recent acquisition of Pheasant Run Apartments in Lee’s Summit, Missouri;

•	a change to our suitability standards for investors resident in the state of Kansas;

•	a change in the name of the dealer manager for our initial public offering; and

•	our quarterly report for the quarter ended June 30, 2007.

STATUS OF OUR INITIAL PUBLIC OFFERING

As of October 3, 2007, we had received and accepted subscriptions in our offering for 2,295,781 shares of common stock, or approximately $22,653,515, including shares issued under our dividend reinvestment plan.

ACQUISITION OF PINEHURST APARTMENT HOMES

On July 2, 2007, KC Pinehurst Associates, LLC, a joint venture in which we own a 97.5% interest, which we refer to as the Pinehurst Joint Venture, entered into an agreement with an unaffiliated third party, Pinehurst Associates, LLC, to purchase Pinehurst Apartment Homes located at 500 NW 63rd Street in Kansas City, Missouri. JTL Holdings, LLC and JTL Asset Management, Inc., both affiliates of JTL Properties, a Kansas City-based real estate investment and management company, own the remaining 2.5% interest in the Pinehurst Joint Venture. JTL Properties is unaffiliated with us and our affiliates, except that affiliates of JTL Properties participate in another joint venture with us relating to Pheasant Run Apartments.

On September 14, 2007, the Pinehurst Joint Venture acquired Pinehurst Apartment Homes for a total purchase price of $7.27 million, including approximately $144,000 in closing costs. The total acquisition cost for our interest in the Pinehurst Joint Venture was approximately $2.4 million, including approximately $140,400 in closing costs. We paid Paladin Advisors an acquisition fee pursuant to the terms of the advisory agreement of $132,618 in connection with our investment in the Pinehurst Joint Venture. We will also pay Paladin Advisors an annual asset management fee of $28,935 pursuant to the terms of the advisory agreement.

Financing the Acquisition

In connection with the acquisition of Pinehurst Apartment Homes, the Pinehurst Joint Venture assumed the existing mortgage loan on Pinehurst Apartment Homes in an amount of approximately $4,800,000. The mortgage loan provides for a fixed rate of 5.58% through January 1, 2016. The outstanding balance on the loan at the time of maturity will be approximately $4,111,000. The loan is prepayable at any time prior to its maturity, subject to a prepayment penalty equal to the greater of (1) one percent of the outstanding balance or (2) an amount calculated pursuant to a standard formula based on the remaining life of the loan and then-current interest rates. The mortgage loan is secured by a mortgage on the property. In addition, the loan is guaranteed by James E. Lippert, but only upon the occurrence of certain limited events.

1

Our charter does not permit borrowings that would cause our aggregate borrowings to exceed 65% of the aggregate asset value of all of our real estate and real estate related investments, unless approved by our independent directors and the justification for such excess borrowing is disclosed to our stockholders in our next quarterly report. Prior to the acquisition, our leverage exceeded 65%, and as a result of the assumption of the mortgage loan by the Pinehurst Joint Venture, our leverage remains above 65%. In accordance with our charter, our board of directors, including our independent directors, approved the assumption of the mortgage loan by the Pinehurst Joint Venture and the continuation of our leverage exceeding 65%. The board of directors determined that the excess leverage was justified for the following reasons: (1) the loan assumption enabled us to purchase the assets and earn rental and interest income more quickly and (2) the acquisition is likely to increase the net offering proceeds from our initial public offering, thereby improving our ability to meet our goal of acquiring a diversified portfolio of properties to generate current income for investors and preserve investor capital. We will likely continue to exceed our charter’s leverage guidelines during the early stages of our operations.

The Property

Pinehurst Apartment Homes is a recently renovated 146-unit rental community consisting of 10 buildings located on 11.3 acres in Kansas City, Missouri. The property was developed in two phases in 1986 and 1988. The property has an aggregate of 119,150 square feet of rentable area and an average unit size of 816 square feet. The property contains 49 1-bedroom-1 bath units and 97 2-bedroom-2 bath units. As of September 10, 2007, the property had an average market rent of $642 per unit per month and was 97.3% occupied.

The leased space is comprised entirely of residential apartment units. Each lease is specific to an individual unit. Collectively, the units are leased subject to the terms of a standard lease form. Individual leases generally have a term of one year. Information relating to the Pinehurst Apartment Homes’ percentage occupancy rate and average effective annual rental per unit for the years 2002 through 2005 is unavailable as Pinehurst Associates, LLC acquired Pinehurst in December 2005 and the data needed to disclose such information is not available for prior periods. The percentage occupancy rate and average effective annual rental per unit for 2006 for Pinehurst Apartment Homes is as follows:

2006
Average Effective Annual Rent per Unit	$7,145
Occupancy rate	94.7%

The following is a schedule of lease expirations and related information for each of 2007 and 2008:

Year	Number of Tenants Whose Leases Are Expiring	Total Square Feet Covered by Such Leases	Annual Rental Represented by Such Leases	Percentage of Gross Annual Rental Represented by Such Leases
2007	60	48,750	$451,056	44.6%
2008	74	60,850	$559,272	55.4%

There are no leases with terms expiring after 2008.

Pinehurst Apartment Homes is located in a mature submarket approximately nine miles north of the Kansas City central business district. The property generally competes with other rental apartment communities of a similar age and quality located within a two-mile radius. The property competes with other rental apartment communities in its submarket generally based on tangible factors such as rental rate and unit type, as well as intangible factors such as physical appearance and proximity to place of employment, school, shopping and recreation.

We currently have no plans for the renovation, improvement or further development of the property. In the opinion of management, the property is suitable and adequate for its intended purpose and is adequately covered by insurance. We obtained a Phase I environmental survey and are generally satisfied with the environmental status of the property.

2

For federal income tax purposes, the tax basis in the Pinehurst Apartment Homes is approximately $7,300,000. The real property component of Pinehurst Apartment Homes will be depreciated on a straight-line basis using estimated useful lives of 27.5 years for building and building improvements and by the 200% declining balance method using estimated useful lives of five to seven years for furniture, fixtures and equipment. Realty taxes for the fiscal year ended December 31, 2006 on Pinehurst Apartment Homes were $60,819 at a tax rate of 1.19%.

The Operating Agreement

On September 13, 2007, we entered into an operating agreement with JTL Holdings, LLC and JTL Asset Management, Inc., affiliates of JTL Properties, for the Pinehurst Joint Venture. The operating agreement provides that we will receive priority in distributions of operating cash flow until we have received at least 9.0% on our invested equity, after which our co-venture partners will receive distributions until they have reached the same 9.0% on their invested equity. Thereafter, operating cash flow will be distributed 75% to us and 25% to our co-venture partners.

The operating agreement also provides for priority distributions of sale proceeds, if any. First, we will receive a priority distribution equal to a return of our invested capital plus an amount that when added to all distributions of cash flow made to us during the life of our investment, is sufficient to generate a 12.0% internal rate of return on our invested capital. Second, our co-venture partners will receive distributions that when added to all distributions of cash flow made to our co-venture partners during the life of their investment, is sufficient to generate a 12.0% internal rate of return on their invested capital. Third, any further sale proceeds will be distributed 50% to us and 50% to our co-venture partners.

JTL Asset Management, Inc. is the operating member of the Pinehurst Joint Venture; however, the operating agreement imposes certain limitations on its management authority. The operating member may not cause the joint venture to undertake activities or incur expenses that are not authorized by the operating budget. Additionally, the operating member’s authority is limited to: (1) procuring approved financing, (2) supervising the management, leasing and operation of the property, (3) coordinating, supervising and otherwise overseeing the sale, if any, of the property, (4) preparing and updating a business plan and operating budget for the joint venture, and (5) diligently conducting the day-to-day operations in accordance with the business plan and the operating budget.

None of the members may freely transfer their interest in the joint venture without the consent of the other parties. Most transfers of interest are subject to a right of first offer by the other members.

The Property Management Agreement

CRES Management, LLC, an affiliate of JTL Properties, has been designated as the property manager of Pinehurst Apartment Homes pursuant to a property management agreement that provides for an initial one-year term with automatic renewals. Either party may terminate the property management upon 30 days’ prior written notice. A management fee is payable monthly in arrears equal to five percent of the monthly gross revenues of Pinehurst Apartment Homes, which may be reduced if our priority return is not met.

ACQUISITION OF PHEASANT RUN APARTMENTS

On August 2, 2007, KC Pheasant Associates, LLC, a joint venture in which we own a 97.5% interest, which we refer to as the Pheasant Run Joint Venture, entered into an agreement with an unaffiliated third party, Pheasant Run Apts, LS, Limited Partnership, to purchase Pheasant Run Apartments located at 1102 NE Independence Avenue in Lee’s Summit, Missouri. JTL Holdings, LLC and JTL Asset Management, Inc., both affiliates of JTL Properties, own the remaining 2.5% interest in the Pheasant Run Joint Venture. JTL Properties is unaffiliated with us and our affiliates, except that JTL Holdings, LLC and JTL Asset Management, Inc. participate in the Pinehurst Joint Venture.

On September 26, 2007, the Pheasant Run Joint Venture acquired Pheasant Run Apartments from the seller for a total purchase price of approximately $8.96 million, including $710,000 in closing costs. The total acquisition cost for our interest in the Pheasant Run Joint Venture was approximately $2.6 million, including approximately $692,000 in closing costs. We paid Paladin Advisors an acquisition fee pursuant to the terms of the advisory agreement of $145,318 in connection with our investment in the Pheasant Run Joint Venture. We will also pay Paladin Advisors an annual asset management fee of $31,706 pursuant to the terms of the advisory agreement.

3

Financing the Acquisition

In connection with the acquisition of the Pheasant Run Apartments, the Pheasant Run Joint Venture refinanced the existing mortgage loan on the property. The refinanced mortgage loan, in an amount of $6.25 million, provides for interest-only payments at a fixed interest rate of 5.95% through October 1, 2017, the initial maturity date. Assuming no event of default occurs before the initial maturity date, the loan will automatically be extended until October 1, 2018 with an adjustable interest rate based on the Federal Home Loan Mortgage Corporation Reference Bill Index. The outstanding balance on the loan at the time of maturity will be $6.25 million. The loan is prepayable at any time prior to its maturity, subject to a prepayment penalty equal to the greater of (1) one percent of the outstanding balance or (2) an amount calculated pursuant to a standard formula based on the remaining life of the loan and then-current interest rates. In the event of default, the entire unpaid principal balance, any accrued interest, any prepayment penalty and all other amounts payable under the promissory note will be due and payable. The mortgage loan is secured by a mortgage on the property.

Our charter does not permit borrowings that would cause our aggregate borrowings to exceed 65% of the aggregate asset value of all of our real estate and real estate related investments, unless approved by our independent directors and the justification for such excess borrowing is disclosed to our stockholders in our next quarterly report. Prior to the acquisition, our leverage exceeded 65%, and as a result of the addition of the mortgage loan secured by the Pheasant Run Joint Venture, our leverage remains above 65%. In accordance with our charter, our board of directors, including our independent directors, approved our leverage continuing to exceed 65% in connection with the refinancing of the mortgage loan by the Pheasant Run Joint Venture. The board of directors determined that the excess leverage was justified for the following reasons: (1) the loan assumption enabled us to purchase the assets and earn rental and interest income more quickly and (2) the acquisition is likely to increase the net offering proceeds from our initial public offering, thereby improving our ability to meet our goal of acquiring a diversified portfolio of properties to generate current income for investors and preserve investor capital. We will likely continue to exceed our charter’s leverage guidelines during the early stages of our operations.

The Property

Pheasant Run Apartments is a recently renovated 160-unit rental community consisting of 10 two-story buildings and a clubhouse located on approximately 10 acres of land in Lee’s Summit, Missouri. The property was completed in 1985 and underwent a substantial renovation in 2003 and 2004. The property has an aggregate of 112,000 square feet of rentable area and an average unit size of 700 square feet. The property contains 80 1-bedroom-1 bath units and 80 2-bedroom-2 bath units. As of September 24, 2007, the property had an average effective market rent of $640 per unit per month and was 93.1% occupied.

The leased space is comprised entirely of residential apartment units. Each lease is specific to an individual unit. Collectively, the units are leased subject to the terms of a standard lease form. Individual leases generally have a term of one year. Information relating to the Pheasant Run Apartments’ percentage occupancy rate and average effective annual rental per unit for the year 2002 is unavailable as Pheasant Run Apts, LS, Limited Partnership acquired Pheasant Run in January 2003 and the data needed to disclose such information is not available for prior periods. The percentage occupancy rate and average effective annual rental per unit for the years 2003 through 2006 is as follows:

	2003	2004	2005	2006
Average Effective Annual Rent per Unit	$6,148	$6,936	$7,191	$7,064
Occupancy rate	85.5%	91.3%	92.2%	92.2%

The following is a schedule of lease expirations and related information for each of 2007 and 2008:

Year	Number of Tenants Whose Leases Are Expiring	Total Square Feet Covered by Such Leases	Annual Rental Represented by Such Leases	Percentage of Gross Annual Rental Represented by Such Leases
2007	71	49,800	$539,220	49.1%
2008	74	51,600	559,200	50.9

4

There are no leases with terms expiring after 2008.

Pheasant Run Apartments is located at the northwest corner of NE Tudor Road and NE Independence Avenue in Lee’s Summit, Missouri, a southeastern suburb of the Kansas City metropolitan area. The property generally competes with other rental apartment communities of a similar age and quality located within a two-mile radius. The property competes with other rental apartment communities in its submarket generally based on tangible factors such as rental rate and unit type, as well as intangible factors such as physical appearance and proximity to place of employment, school, shopping and recreation.

We currently have no plans for the renovation, improvement or further development of the property. In the opinion of management, the property is suitable and adequate for its intended purpose and is adequately covered by insurance. We obtained a Phase I environmental survey and are generally satisfied with the environmental status of the property.

For federal income tax purposes, the tax basis in the Pheasant Run Apartments is approximately $8,960,000. The real property component of Pheasant Run Apartments will be depreciated on a straight-line basis using estimated useful lives of 27.5 years for building and building improvements and by the 200% declining balance method using estimated useful lives of 5 to 7 years for furniture, fixtures and equipment. Realty taxes for the fiscal year ended December 31, 2006 on Pheasant Run Apartments were $61,459 at a tax rate of 1.66%.

The Operating Agreement

On September 25, 2007, we entered into an operating agreement with JTL Holdings, LLC and JTL Asset Management, Inc., affiliates of JTL Properties, for the Pheasant Run Joint Venture. The operating agreement provides that we will receive priority in distributions of operating cash flow until we have received at least 9.0% on our invested equity, after which our co-venture partners will receive distributions until they have reached the same 9.0% on their invested equity. Thereafter, operating cash flow will be distributed 75% to us and 25% to our co-venture partners.

The operating agreement also provides for priority distributions of sale proceeds, if any. First, we will receive a priority distribution equal to a return of our invested capital plus an amount that when added to all distributions of cash flow made to us during the life of our investment, is sufficient to generate a 12.0% internal rate of return on our invested capital. Second, our co-venture partners will receive a distribution that when added to all distributions of cash flow made to our co-venture partners during the life of their investment, is sufficient to generate a 12.0% internal rate of return on their invested capital. Third, any further sale proceeds will be distributed 50% to us and 50% to our co-venture partners.

JTL Asset Management, Inc. is the operating member of the Pheasant Run Joint Venture; however, the operating agreement imposes certain limitations on its management authority. The operating member may not cause the joint venture to undertake activities or incur expenses that are not authorized by the operating budget. Additionally, the operating member’s authority is limited to: (1) procuring approved financing, (2) supervising the management, leasing and operation of the property, (3) coordinating, supervising and otherwise overseeing the sale, if any, of the property, (4) preparing and updating a business plan and operating budget for the joint venture, and (5) diligently conducting the day-to-day operations in accordance with the business plan and the operating budget.

Name of the members may freely transfer their interest in the joint venture without the consent of the other parties. Most transfers of interest are subject to a right of first offer by the other members.

The Property Management Agreement

CRES Management, LLC, an affiliate of JTL Properties, has been designated as the property manager of Pheasant Run Apartments pursuant to a property management agreement that provides for an initial one-year term with automatic renewals. Either party may terminate the property management upon 30 days’ prior written notice. A management fee is payable monthly in arrears equal to five percent of the monthly gross revenues of Pheasant Run Apartments, which may be reduced if our priority return is not met.

5

CHANGE TO KANSAS SUITABILITY STANDARDS

Effective as of the date of this Supplement, we will only sell shares to investors in the state of Kansas who have either:

•	a minimum annual gross income of at least $70,000 and a minimum net worth (excluding the values of the purchaser’s home, home furnishings and automobiles) of at least $70,000; or

•	a minimum net worth (excluding the value of the purchaser’s home, home furnishings and automobiles) of at least $250,000.

In addition, it is recommended by the Office of the Kansas Securities Commissioner that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and similar direct participation investments. Liquid net worth is defined as that portion of net worth which consists of cash, cash equivalents and readily marketable securities.

CHANGE IN THE NAME OUR DEALER MANAGER

On September 7, 2007, BroadWall Capital, LLC, the dealer manager for our initial public offering and a wholly owned subsidiary of our advisor, changed its name to Paladin Realty Securities, LLC.

QUARTERLY REPORT FOR THE QUARTER ENDED JUNE 30, 2007

On August 14, 2007, we filed with the Securities and Exchange Commission our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, a copy of which is attached to this Supplement as Exhibit A (without exhibits).

6

EXHIBIT A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2007

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission file number 000-51860

PALADIN REALTY INCOME PROPERTIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	20-0378980
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

10880 Wilshire Blvd., Suite 1400 Los Angeles, California	90024
(Address of Principal Executive Offices)	(Zip Code)

(310) 996-8704

(Registrant’s Telephone Number, Including Area Code)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer   ☐    Accelerated Filer  ☐    Non-Accelerated Filer  ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

As of August 10, 2007, there were 2,107,954 outstanding shares of common stock of Paladin Realty Income Properties, Inc.

PALADIN REALTY INCOME PROPERTIES, INC.

INDEX

		Page
PART I FINANCIAL INFORMATION

Item 1.	Financial Statements	1

	Paladin Realty Income Properties, Inc. and Subsidiaries Consolidated Balance Sheets as of June 30, 2007 (unaudited) and December 31, 2006	1

	Paladin Realty Income Properties, Inc. and Subsidiaries Consolidated Statements of Operations for the three and six months ended June 30, 2007 and 2006 (unaudited)	2

	Paladin Realty Income Properties, Inc. and Subsidiaries Consolidated Statement of Shareholders’ Equity for the six months ended June 30, 2007 (unaudited)	3

	Paladin Realty Income Properties, Inc. and Subsidiaries Consolidated Statements of Cash Flows for the six months ended June 30, 2007 and 2006 (unaudited)	4

	Notes to Consolidated Financial Statements	5

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	16

Item 3.	Quantitative and Qualitative Disclosures About Market Risk	28

Item 4.	Controls and Procedures	28

PART II OTHER INFORMATION

Item 1.	Legal Proceedings	29

Item 1A.	Risk Factors	29

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds	29

Item 3.	Defaults Upon Senior Securities	29

Item 4.	Submission of Matters to a Vote of Security Holders	29

Item 5.	Other Information	29

Item 6.	Exhibits	30

PART I — FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS.

PALADIN REALTY INCOME PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2007	December 31, 2006
ASSETS
Real Estate:
Building and improvements	$36,435,657	$36,418,755
Land	3,781,578	3,781,578
Furniture, fixtures and equipment	719,225	659,788
In-place leases	823,508	823,508

	41,759,968	41,683,629
Less: Accumulated depreciation and amortization	(1,465,554)	(616,887)

Total real estate, net	40,294,414	41,066,742

Investment in real estate joint venture	1,713,388	1,748,869
Cash and cash equivalents	4,486,819	976,231
Restricted cash	750,251	311,797
Prepaid insurance and other assets, net	819,756	671,301
Due from affiliates	84,768	—

TOTAL ASSETS	$48,149,396	$44,774,940

LIABILITIES AND SHAREHOLDERS’ EQUITY
Mortgages payable	$32,850,000	$32,850,000
Notes payable to affiliate	—	3,800,000
Due to affiliates	—	853,622
Unaccepted subscriptions for common shares	422,453	22,000
Accrued expenses and other liabilities	589,635	788,374
Dividends payable	178,835	82,756

Total liabilities	34,040,923	38,396,752

Minority interest	150,908	166,891

Shareholders’ equity
Preferred shares, $0.01 par value, 100,000,000 shares authorized; none issued or outstanding	—	—
Common shares, $0.01 par value, 750,000,000 shares authorized; 1,847,137 shares and 830,545 shares issued, respectively	18,471	8,305
Additional paid-in-capital	16,165,497	7,247,818
Accumulated deficit and dividends	(2,202,810)	(1,044,826)
Treasury shares, at cost - 2,537 shares and 0 shares, respectively	(23,593)	—

Total shareholders’ equity	13,957,565	6,211,297

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$48,149,396	$44,774,940

See notes to consolidated financial statements

PALADIN REALTY INCOME PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Revenues
Rental income	$1,125,664	$174,132	$2,218,204	$174,132
Other income	95,963	19,271	184,835	19,271
Interest income	16,843	2,777	21,839	4,880

Total Revenues	1,238,470	196,180	2,424,878	198,283

Expenses
Property operating expenses	368,530	54,984	724,010	54,984
Real property taxes	98,604	11,516	197,255	11,516
General and administrative expenses	269,312	91,467	457,849	102,321
Interest expense, including amortization of deferred financing costs	534,420	103,321	1,108,682	103,321
Depreciation and amortization expense	406,816	77,876	848,800	77,876

Total Expenses	1,677,682	339,164	3,336,596	350,018

Loss before equity in earnings and minority interest	(439,212)	(142,984)	(911,718)	(151,735)
Equity in earnings from real estate joint venture	20,986	21,031	42,219	41,302
Minority interest	56,460	963	135,688	169

Net Loss	$(361,766)	$(120,990)	$(733,811)	$(110,264)

Net loss per common share
Basic	$(0.24)	$(0.33)	$(0.59)	$(0.36)

Diluted	$(0.24)	$(0.33)	$(0.59)	$(0.36)

Weighted average number of common shares outstanding
Basic	1,497,102	369,994	1,243,130	308,458

Diluted	1,497,102	369,994	1,243,130	308,458

See notes to consolidated financial statements

PALADIN REALTY INCOME PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

For the six months ended June 30, 2007

(Unaudited)

	Common Shares		Treasury Shares		Additional Paid-in Capital	Accumulated Deficit and Dividends	Total Shareholders’ Equity
	Common Shares	Amount	Number of Shares	Cost
BALANCE, December 31, 2006	830,545	$8,305	—	$—	$7,247,818	$(1,044,826)	$6,211,297
Issuance of common shares	1,016,592	10,166	—	—	10,141,928	—	10,152,094
Treasury shares purchased	—	—	2,537	(23,593)	—	—	(23,593)
Selling commissions and dealer manager fees	—	—	—	—	(937,481)	—	(937,481)
Offering costs	—	—	—	—	(306,603)	—	(306,603)
Share-based compensation expense	—	—	—	—	19,835	—	19,835
Dividends declared	—	—	—	—	—	(424,173)	(424,173)
Net loss	—	—	—	—	—	(733,811)	(733,811)

BALANCE, June 30, 2007	1,847,137	$18,471	2,537	$(23,593)	$16,165,497	$(2,202,810)	$13,957,565

See notes to consolidated financial statements

PALADIN REALTY INCOME PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six months ended June 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(733,811)	$(110,264)
Adjustments to reconcile net loss to net cash used in operating activities
Equity in earnings from real estate joint venture	(42,219)	(41,302)
Distributions from real estate joint venture	42,219	41,302
Depreciation and amortization expense	848,800	77,876
Amortization of deferred financing costs	47,716	1,365
Amortization of deferred compensation	19,835	15,875
Minority interest	(135,688)	(169)
Changes in operating assets and liabilities:
Increase in restricted cash	(38,001)	(135,750)
Increase in prepaid insurance and other assets	(68,478)	(158,447)
Decrease in due to affiliates	(61,265)	(39,353)
Increase (decrease) in accrued expenses and other liabilities	(198,739)	228,803

Net cash used in operating activities	(319,631)	(120,064)

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for real estate and improvements	(76,339)	(21,103,641)
(Decrease) increase in due to affiliates	(578,498)	263,464
Investment in real estate joint venture	—	(40,794)
Distributions from real estate joint venture in excess of equity in earnings	35,481	6,229

Net cash used in investing activities	(619,356)	(20,874,742)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings from mortgage payable	—	16,350,000
Borrowings from note payable to affiliate	—	3,100,000
Payments on notes payable to affiliate	(3,800,000)	—
Deferred loan costs	—	(163,500)
Proceeds from issuance of common shares	10,152,094	2,257,974
Treasury shares purchased	(23,593)	—
Increase in unaccepted subscriptions for common stock	400,453	497,000
Increase in unaccepted subscriptions for common stock in restricted cash	(400,453)	(497,000)
Selling commissions and dealer manager fees	(937,481)	(213,716)
Offering costs	(306,603)	(67,739)
Increase in due from affiliates	(298,760)	—
Decrease in due to affiliates	—	(47,806)
Dividends paid	(328,094)	(80,983)
Distributions to minority interest	(7,988)	(3,945)

Net cash provided by financing activities	4,449,575	21,130,285

Net increase in cash and cash equivalents	3,510,588	135,479
Cash and cash equivalents—beginning of period	976,231	71,131

Cash and cash equivalents—end of period	$4,486,819	$206,610

Supplemental disclosure of non-cash investing and financing activities
Dividends payable	$178,835	$42,381
Issuance of common stock for compensation plan	$—	$120,000
Supplemental disclosure of cash flow information
Cash paid during the period for interest	$1,093,521	$69,957

See notes to consolidated financial statements

Paladin Realty Income Properties, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2007 and 2006 (unaudited)

1. Organization

Paladin Realty Income Properties, Inc., a Maryland corporation (“Paladin REIT”), was formed on October 31, 2003 and intends to provide investors the potential for income through investment in a diversified portfolio of real estate properties, focusing primarily on investments that produce current income. Paladin REIT owns interests in three income-producing properties as of June 30, 2007, consisting of 801 Fiber Optic Drive, a 56,336 square foot distribution facility built in 2001 that is 100% leased to FedEx Ground Package System, Inc., a subsidiary of FedEx Corporation; Champion Farms Apartments, a 264-unit luxury multifamily rental community built in 2000; and Fieldstone Apartments, a 264 unit multifamily community property built in 2001. Paladin REIT intends to invest in a variety of real estate product types, including apartments, office buildings, industrial buildings, shopping centers and hotels. Paladin REIT may also make real estate related investments, which include first mortgages or second mortgages, mezzanine loans or preferred equity investments relating to the same types of properties that Paladin REIT may acquire directly. Paladin REIT intends to qualify as a REIT and to elect to be taxed as a REIT for U.S. federal income tax purposes beginning with the taxable year ending December 31, 2007. Subject to certain restrictions and limitations, the business of Paladin REIT is managed by Paladin Realty Advisors, LLC (“Paladin Advisors”), an affiliate of Paladin REIT, pursuant to an advisory agreement dated February 28, 2005, as amended February 28, 2007 (the “Advisory Agreement”). Paladin Advisors supervises and manages the day-to-day operations of Paladin REIT and selects the real estate and real estate related investments it acquires, subject to oversight by the board of directors. Paladin Advisors also provides marketing, sales and client services on behalf of Paladin REIT.

On February 23, 2005, Paladin REIT’s initial public offering (the “Offering”) was declared effective and Paladin REIT commenced its offering efforts. As of June 30, 2007 Paladin REIT had received proceeds of $18,289,427 for 1,834,637 shares.

Paladin REIT owns its assets and conducts its operations through Paladin Realty Income Properties, L.P., its operating partnership (“Paladin OP”). As of June 30, 2007 and December 31, 2006, Paladin Advisors holds a 1.1% and 2.4% limited partnership interest, respectively, and Paladin REIT holds a 98.9% and 97.6% general partnership interest, respectively, in Paladin OP. Management expects Paladin REIT’s ownership percentage in Paladin OP to continue to increase as Paladin REIT invests net proceeds from the Offering in Paladin OP. Paladin REIT had no operations prior to November 2, 2005.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of Paladin REIT and its wholly-owned and controlled entities (collectively, the “Company”). In accordance with the Financial Accounting Standards Board (“FASB”) Interpretation No. 46(R), Consolidation of Variable Interest Entities (“FIN 46R”), the Company also consolidates any variable interest entities (VIEs) of which it is the primary beneficiary as defined. When the Company does not have a controlling interest in an entity but exerts a significant influence over the entity, the Company applies the equity method of accounting. All intercompany balances and transactions have been eliminated in consolidation.

Real Estate and Depreciation

Real estate is stated at cost, less accumulated depreciation. The Company allocates the cost of newly acquired properties between net tangible and identifiable intangible assets. The primary intangible asset associated with an apartment property acquisition is the value of the existing lease agreements. When allocating cost to an acquired property, the Company allocates costs to the estimated value of the land, building and fixtures assuming the property is vacant and to the estimated intangible value of the existing lease agreements. The Company estimates the intangible value of the lease agreements by determining the lost revenue associated with a hypothetical lease-up. The Company depreciates the building and fixtures based on the expected useful life of the asset, which is 45 years for the building and improvements and a range of 5 to 7 years for furniture, fixtures and equipment. The intangible value of the lease agreements is amortized over the average remaining life of the existing leases, which ranges from three to 24 months. This amortization is included in depreciation and amortization expense on the accompanying consolidated statements of operations. Expenditures for repairs and maintenance are expensed as incurred.

The Company reviews long-lived assets and related identifiable intangibles for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. When such events or changes in circumstances occur, recoverability of the asset to be held and used is measured by a comparison of the carrying amount of the asset to future net cash flows, undiscounted and without interest, expected to be generated by the asset. If the sum of the expected future cash flows (undiscounted and without interest) is less than the Company’s carrying amount for the asset, an impairment loss is recognized based upon the asset’s fair value.

Investments

The Company evaluates its investments in accordance with Financial Accounting Standards Board, Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities,” which is referred to as FIN 46R. If the Company determines that the joint venture is a “variable interest entity” (“VIE”) and that the Company is the “primary beneficiary” as defined in FIN 46R, it will account for such investment as if it were a consolidated subsidiary. For a joint venture investment which is not a VIE or in which the Company is not the primary beneficiary, the Company considers other relevant accounting literature including Accounting Principles Board Opinion 18— “The Equity Method of Accounting for Investments in Common Stock,” Statement of Position (“SOP”) 78-9— “Accounting for Investments in Real Estate Ventures,” and Emerging Issues Task Force Issue (“EITF”) 04-5 to determine the method of accounting for each of the partially-owned entities. In accordance with the above pronouncements, the Company determines whether it should consolidate the entity or account for it on the equity method or cost method. Factors considered in determining whether or not the Company exercises control include substantive participating rights of partners on significant business decisions, including dispositions and acquisitions of assets, financing and operating and capital budgets, board and management representatives and authority and other contractual rights of the Company’s partners. To the extent that the Company is deemed to control these entities, these entities will be consolidated.

As of June 30, 2007, Paladin OP holds a 70% ownership interest in Springhurst Housing Partners, LLC (“Springhurst”), a 65% ownership interest in Glenwood Housing Partners I, LLC (“Glenwood”) and a 74% ownership interest in PRIP 801, LLC as described in Note 3. Paladin REIT has determined that Paladin OP and its investees are not VIEs. Paladin REIT consolidates Paladin OP, Springhurst and Glenwood, as it is the majority owner and exercises control over all significant decisions. Paladin REIT accounts for its investment in PRIP 801, LLC under the equity method of accounting, as the other member has substantive participating rights as defined in EITF 04-5 and SOP 78-9. This investment is recorded initially at cost, and subsequently adjusted for equity in earnings or losses and cash contributions and distributions.

On a periodic basis the Company will evaluate whether there are any indicators that the value of its investments in partially-owned entities are impaired. An investment is impaired if the Company’s estimate of the value of the investment is less than the carrying amount. The ultimate realization of the Company’s investment in partially-owned entities is dependent on a number of factors including the performance of that entity and market conditions. If the Company determines that a decline in the value of a partially-owned entity is other than temporary, then the Company would record an impairment charge.

Deferred Loan Costs

Loan costs are capitalized and amortized on a straight-line basis over the life of the related loan, which approximates the effective interest method. The amortization is recorded as a component of interest expense.

Revenue Recognition

The Company primarily leases residential apartments to tenants under non-cancellable operating leases with terms ranging from three to 24 months. Rental income related to leases is recognized in the period earned over the lease term in accordance with Statement of Financial Accounting Standards No. 13, “Accounting for Leases”.

Other income consists of various tenant related charges and are recognized as revenue in the period in which the applicable charge is incurred.

Accounts Receivable

Bad debts are recorded under the specific identification method, whereby, uncollectible receivables are directly written off when identified.

Use of Estimates

The presentation of the consolidated financial statements requires management to make estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of the property, plant and equipment, valuation allowances for receivables, and deferred income tax assets. Actual results could differ from those estimates.

Cash Equivalents

Cash equivalents represent highly liquid investments with maturities at the date of purchase of three months or less.

Restricted Cash

Restricted cash includes subscription proceeds that are held in escrow until investors are admitted as stockholders. Upon acceptance of stockholders, shares of stock are issued, and we receive the subscription proceeds. Restricted cash included $422,453 and $22,000 as of June 30, 2007 and December 31, 2006, respectively, for proceeds that were held in escrow. At June 30, 2007 and December 31, 2006, restricted cash also included $327,798 and $289,797 held in restricted accounts for tenant improvements, repairs, property taxes and insurance as required by lenders.

Income Taxes

For the year ending December 31, 2007, the Company intends to make an election to be taxed for such year as a REIT, under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. The Company believes that it will be organized and operate in such a manner as to qualify for treatment as a REIT and intends to operate in such a manner so that the Company will remain qualified as a REIT for federal income tax purposes.

In July 2006, the FASB issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109.” FIN 48 increases the relevancy and comparability of financial reporting by clarifying the way companies account for uncertainty in measuring income taxes. FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. This Interpretation only allows a favorable tax position to be included in the calculation of tax liabilities and expenses if a company concludes that it is more likely than not that its adopted tax position will prevail if challenged by tax authorities. The Company adopted FIN 48 as required effective January 1, 2007. The adoption of FIN 48 did not have any impact on its consolidated financial position, results of operations or cash flows.

Prior to the election to be taxed as a REIT, the Company incurred net operating losses for federal income tax purposes. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. These assets and liabilities are measured using enacted tax rates for which the temporary differences are expected to be recovered or settled. The effect of deferred tax assets and liabilities are recognized in earnings in the period enacted. As of June 30, 2007, the Company has recorded a deferred tax asset which was fully offset by a valuation allowance. All of the Company’s tax years are subject to examination by tax jurisdictions.

Organization and Offering Costs

Organization costs are expensed as incurred and offering costs are charged to stockholders’ equity. These costs are subject to a 3% limitation of the gross proceeds from the Offering pursuant to the Company’s Advisory Agreement with Paladin Realty Advisors, LLC, as described in note 6.

Expense Reimbursement

Pursuant to the Advisory Agreement, Paladin Advisors is entitled to reimbursement of actual expenses incurred for administrative and other services provided to Paladin REIT by Paladin Advisors and its affiliates, including reimbursement of personnel costs and overhead for which they do not otherwise receive a fee. Paladin REIT will not reimburse Paladin Advisors for operating expenses that in the fiscal year then ended exceed the greater of (1) 2% of the average invested assets of Paladin REIT or (2) 25% of the net income of Paladin REIT (the “2%/25% Rule), and Paladin Advisors must reimburse Paladin REIT quarterly for any amounts by which the operating expenses of Paladin REIT exceeds the 2%/25% Rule in the previous four consecutive fiscal quarters (the “Expense Period”).

The average invested assets of Paladin REIT for any period are equal to the average book value of Paladin REIT’s assets invested in equity interests in, and loans secured by, real estate before reserves for depreciation or bad debts or other similar non-cash reserves computed by taking the average of such values at the end of each month during the period. The net income of Paladin REIT for any period is equal to Paladin REIT’s total revenue less total expenses other than additions to reserves for depreciation, bad debts or other similar non-cash reserves for such period. Operating expenses include all expenses incurred by Paladin REIT under general accepted accounting principles (including the asset management fee), but excluding organization and offering expenses, selling commissions and dealer manager fees, interest payments, taxes, non-cash expenditures such as depreciation, amortization and bad debt reserves, the subordinated disposition fee, acquisition and advisory fees and expenses and distributions pursuant to Paladin Advisors’ subordinated participation interest in Paladin OP.

Paladin Advisors must reimburse the excess expenses to Paladin REIT within 60 days after the end of each fiscal quarter unless the independent directors determine that the excess expenses were justified based on unusual and nonrecurring factors which they deem sufficient. Within 60 days after the end of any Expense Period for which total operating expenses exceed the 2%/25% Rule, Paladin REIT will send its stockholders a written disclosure, together with an explanation of the factors the independent directors considered in arriving at the conclusion that the excess expenses were justified. However, at Paladin Advisors’ option, Paladin Advisors or its affiliate, as applicable may defer receipt of any portion of the asset management fee or reimbursement of expenses and elect to receive such payments, without interest, in any subsequent fiscal year that Paladin Advisors designates.

Per Share Data

The Company presents both basic and diluted loss per share, or EPS. Basic EPS excludes potentially dilutive securities and is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Dilutive EPS reflects the potential dilution that could occur if securities or other contracts to issue common shares were exercised, where such exercise would result in a lower EPS amount. The diluted EPS would include weighted average unvested restricted shares issued to independent directors totaling 8,000 and 12,000 shares for the three and six months ended June 30, 2007 and 2006, respectively, but are excluded from the calculation for June 30, 2007 and 2006 as their effect would be antidilutive.

Unaccepted Subscriptions for Common Shares

Unaccepted subscriptions for common shares includes proceeds related to subscriptions which were held in escrow but had not been accepted by the Company as of June 30, 2007 and December 31, 2006.

Fair Value of Financial Instruments

The fair values of the Company’s cash and cash equivalents, restricted cash, other assets, dividends payable and other liabilities approximate the carrying values due to the short-term nature of these financial instruments. The fair value of the mortgage and note payable to affiliates approximates the carrying value.

Stock-based Compensation

Under the terms of the Independent Director Incentive Stock Plan, the Company granted 3,000 shares at fair value of $10 of restricted common stock to each of the four independent directors on March 21, 2006. One-third of the restricted common stock will vest on each of the first three anniversaries of December 2, 2005, the date the Company reached its minimum offering. There are 60,000 shares in total authorized under the Independent Director Incentive Stock Plan, which expires on February 28, 2015.

On March 21, 2006, the Company started recording compensation expense for restricted common stock as required by Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment, revised 2004” (“SFAS No. 123(R)”). Compensation expense for common stock unvested at March 21, 2006 is based on the grant date fair value of the common shares calculated under SFAS No. 123(R) and will be recognized using the straightline attribution method, assuming no forfeitures. Compensation expense is only recorded for common shares expected to be vested. The Company recognizes the expense related to these shares over the vesting period. For the three and six months ended June 30, 2007, the Company recorded $9,973 and $19,835, respectively, and for the three and six months ended June 30, 2006, the Company recorded $14,163 and $15,875, respectively, of related compensation expense which amounts are included in general and administrative expenses in the accompanying consolidated statements of operations. Total unamortized compensation costs on nonvested shares on June 30, 2007 is $56,987, and the remaining weighted average period over which it is expected to be recognized is one and one-half years.

As of June 30, 2007, 4,000 shares have vested. There are 8,000 shares unvested and there have been no forfeitures as of June 30, 2007.

Reportable Segments

FASB Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of Enterprise and Related Information,” establishes standards for reporting financial and descriptive information about an enterprise’s reportable segments. Management has determined that the Company has one reportable segment, which is owning interests in real estate investments.

Environmental Matters

Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, an owner of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, in or under such property as well as certain other potential costs relating to hazardous or toxic substances. These liabilities may include government fines and penalties and damages for injuries to persons and adjacent property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence of or disposal of such substances. As of June 30, 2007, the Company is not aware of any environmental matter that could have a material impact on the consolidated financial statements.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value, and expands the related disclosure requirements. This statement is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years. The Company does not expect the adoption of SFAS 157 to have a material impact on its consolidated financial position, results of operations or cash flows.

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115”. The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. This statement is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years. The Company does not expect the adoption of SFAS 159 to have a material impact on its consolidated financial position, results of operations or cash flows.

3. Investments

Investments in Real Estate

Paladin OP holds a 70% ownership interest in Springhurst, which owns Champion Farms Apartments. Champion Farms Apartments is a 264-unit luxury multifamily rental community built in 2000. Paladin OP also holds a 65% ownership interest in Glenwood, which owns Fieldstone Apartments. Fieldstone Apartments is a 264-unit luxury multifamily rental community built in 2001. The Company consolidates Springhurst and Glenwood.

Investment in Unconsolidated Joint Venture

Paladin OP also has a 74% interest in PRIP 801, LLC, a joint venture between Paladin OP and 801 FO, LLC, which owns 801 Fiber Optic Drive. Paladin OP accounts for its investment in PRIP 801, LLC under the equity method of accounting.

Condensed financial information of PRIP 801, LLC is summarized as follows:

Condensed Balance Sheets

(unaudited)

	June 30, 2007	December 31, 2006
ASSETS
Investment in real estate, net	$3,975,240	$4,015,668
Other assets, net	153,410	159,282

Total Assets	$4,128,650	$4,174,950

LIABILITIES AND MEMBERS’ EQUITY
Mortgage loan payable	$1,950,000	$1,950,000
Other liabilities	28,180	28,348
Members’ equity	2,150,470	2,196,602

Total Liabilities and Members’ Equity	$4,128,650	$4,174,950

Company’s share of Members’ Equity*	$1,591,434	$1,625,571

Condensed Statements of Operations

(unaudited)

	Three months ended June 30		Six months ended June 30
	2007	2006	2007	2006
Revenues and interest income	$84,692	$84,822	$169,339	$169,693
Expenses	(55,425)	(55,493)	(110,471)	(112,063)

Net income	$29,267	$29,329	$58,868	$57,630

Company’s share of net income*	$21,658	$21,703	$43,563	$42,646

*	The difference in the Company’s share of Members’ Equity and the Company’s share of net income compared to the balance sheets and statements of operations is attributed to the depreciation expense of the acquisition costs incurred by the Company.

The mortgage loan requires payments of interest only at a fixed interest rate of 5.498% through November 1, 2010, the anticipated repayment date. If the mortgage loan is not repaid or refinanced as of the anticipated repayment date, interest will accrue at a rate per annum equal to the greater of (a) 8.498% and (b) the treasury rate plus three percentage points. Pursuant to the terms of a cash management agreement, the borrower is required to post a $550,000 letter of credit by December 1, 2007, or the lender will sweep and retain all cash flow from the Property. If the borrower does not pay off the loan on November 1, 2010, the lender can apply the letter of credit (or retained cash flow) and will continue to sweep all cash flow to repay the loan. In the event of a default under the loan documents, the cash management agreement further provides that the lender may sweep cash from all accounts maintained by the borrower with the lender (including rent accounts from the property). The estimated principal balance to be due at the anticipated repayment date is $1,950,000.

In general, the mortgage loan may not be prepaid until January 31, 2008. In general, no sale, encumbrance or other transfer of an interest in the property is permitted without the lender’s prior written consent. Alex Gilbert, the managing member of 801 FO, LLC has guaranteed the non-recourse standard loan carve outs, and in exchange for his guarantee, Paladin Realty has agreed to fully indemnify Mr. Gilbert against any defaults caused by the borrower through standard default provisions such as bankruptcy, fraud, misapplication of proceeds and certain environmental violations. The loan agreement obligation is secured by a mortgage on the property and an assignment of rents and personal property. In addition PRIP 801, LLC has entered into an environmental and hazardous substance indemnification agreement.

The agreements contain various covenants, which among other things, limit the ability of the borrowers to incur indebtedness, engage in certain business activities, enter into material leases on the property and transfer its interest in the property among others. The loan agreements also contain customary events of default, including, without limitation, payment defaults, cross-defaults to certain other agreements with respect to the property and bankruptcy-related defaults. In the event of a default, the loan may be accelerated and all amounts due under the loan will become immediately due and payable.

4. Mortgages and Notes Payable

Mortgages Payable

In connection with the acquisition of Springhurst, a mortgage loan in an amount of $16,350,000 on the property was put in place. The mortgage loan requires payments of interest only at a fixed interest rate of 6.14% through July 1, 2016, the maturity date, at which time the principal and any unpaid interest shall become due and payable. In general, the mortgage loan may be voluntarily or involuntarily prepaid subject to certain prepayment penalties. The loan agreement obligation is secured by a mortgage on the property and an assignment of rents and personal property.

In connection with the acquisition of Glenwood, the Company assumed the mortgage loan in the amount of $16,500,000. The mortgage loan requires interest only payments at a rate of 6.05%, until July 1, 2011, after which principal and interest are payable monthly on a 30-year amortization schedule until the loan’s maturity on July 1, 2014, at which time all remaining principal and interest shall become due and payable. Approximately $15,900,000 will be due at maturity. In general, the mortgage loan may be voluntarily or involuntarily prepaid subject to certain prepayment penalties. The loan agreement obligation is secured by a mortgage on the property and an assignment of rents and personal property.

Both loan agreements for Springhurst and Glenwood contain various covenants, which among other things, limit the ability of the borrower to incur indebtedness, engage in certain business activities, enter into material leases on the property and transfer their interest in the property among others. The loan agreements also contain certain customary events of default, including, without limitation, payment defaults, cross-defaults to certain other agreements with respect to the property and bankruptcy-related defaults. In the event of default, the loan may be accelerated and all amounts due under the loan will become immediately due and payable.

Notes Payable to Affiliate

The acquisition of the property interest in Champion Farms was partially funded through a note by and between Paladin Realty and Paladin REIT in the amount of $3,100,000. As of June 30, 2007, this note has been repaid in full.

The acquisition of the interest in Fieldstone Apartments was partially funded through two notes by and between Paladin Realty and Paladin REIT in the amounts of $1,100,000 and $2,000,000 respectively. As of June 30, 2007, both notes have been repaid in full.

5. Shareholders’ Equity

Preferred Shares

Paladin REIT’s board of directors, through Paladin REIT’s articles of incorporation, has the authority to authorize the issuance of 100,000,000 preferred shares in one or more classes or series. The rights and terms of such preferred shares will be determined by the board of directors. However, the voting rights of the preferred shares sold in a private offering shall not exceed voting rights which bear the same relationship to the voting rights of common shares as the consideration paid for each such preferred share bears to the book value of each outstanding common share. As of June 30, 2007 and December 31, 2006, Paladin REIT had not issued any preferred shares.

Redemptions

As of June 30, 2007, three shareholders have redeemed 2,537 shares for $23,593 pursuant to the Company’s redemption program. These shares remain outstanding and will be held as treasury shares.

Dividends

The board of directors has declared dividends for the periods listed below to stockholders of record as the close of business each day during the applicable period and paid on the dates listed below. Dividends to shareholders are characterized for federal income tax purposes as ordinary income, capital gains, non-taxable return of capital or a combination of the three. Dividends that exceed our current and accumulated earnings and profits (calculated for tax purposes) constitute a return of capital for tax purposes rather than a dividend and reduce the shareholders’ basis in the common shares. Each of the dividends described below have been a return of capital.

Period	Annualized Rate Declared (1)	Date Paid/To be Paid
February 1, 2006 to February 28, 2006	6.0%	March 15, 2006
March 31, 2006 to March 31, 2006	6.0%	April 17, 2006
April 1, 2006 to April 30, 2006	6.0%	May 15, 2006
May 1, 2006 to May 31, 2006	6.0%	June 15, 2006
June 1, 2006 to June 30, 2006	6.0%	July 17, 2006
July 1, 2006 to July 31, 2006	6.0%	August 15, 2006
August 1, 2006 to August 31, 2006	6.0%	September 15, 2006
September 1, 2006 to September 30, 2006	6.0%	October 16, 2006
October 1, 2006 to October 31, 2006	6.0%	November 15, 2006
November 1, 2006 to November 30, 2006	6.0%	December 15, 2006
December 1, 2006 to December 31, 2006	6.0%	January 15, 2007
January 1, 2007 to January 31, 2007	6.0%	February 15, 2007
February 1, 2007 to February 28, 2007	6.0%	March 15, 2007
March 1, 2007 to March 31, 2007	6.0%	April 16, 2007
April 1, 2007 to April 30, 2007	6.0%	May 15, 2007
May 1, 2007 to May 31, 2007	6.0%	June 15, 2007
June 1, 2007 to June 30, 2007	6.0%	July 16, 2007
July 1, 2007 to July 31, 2007	6.0%	August 15, 2007

(1)	Dividends were declared in the amount of $0.0016438 per share per day, representing an annualized rate of return of 6.0% on an investment of $10.00 per share if paid each day over a 365-day period.

6. Related Party Transactions

The Advisory Agreement entitles Paladin Advisors to specified fees upon the provision of certain services with regard to the Offering and investment of funds in real estate and real estate related investments, among other services, as well as reimbursement for organization and offering costs incurred by Paladin Advisors on behalf of the Company and certain costs incurred by Paladin Advisors and its affiliates in providing services to the Company.

Amounts due (from) to Affiliates

(unaudited)

	June 30, 2007	December 31, 2006
General and administrative expenses due to affiliates (1)	$64,739	$126,004
Organization and offering costs due (from) to affiliates (2)	(149,507)	149,120
Acquisition fees due to affiliates (3)	—	578,498

Total due (from) to affiliates	$(84,768)	$853,622
Deferred general and administrative expenses due to affiliates (4)	$1,361,054	$1,292,517
Deferred organization and offering costs due to affiliates (4)	$4,197,891	$4,018,284

(1)	During the six months ended June 30, 2007, the Company paid $434,503 of general and administrative expenses. Due to the application of the 2%/25% Rule (as discussed in Note 2), the Company was able to recognize a total of $434,713 of general and administrative expenses in its consolidated statement of operations with the additional amount of $210 recorded as due to affiliate. During the three months ended June 30, 2007, the Company paid $266,337 of general and administrative expenses. Due to the application of the 2%/25% Rule, the Company was only able to recognize $257,537 of general and administrative expenses in its consolidated statement of operations with the additional amount of $8,800 recorded as due from affiliate. During the six months ended June 30, 2007, the Company paid Paladin Advisors $93,029 for asset management fees accrued through March 31, 2007 for 801 Fiber Optic Drive, Champion Farms Apartments and Fieldstone Apartments. Of the $93,029 of asset management fees, $61,475 was accrued as of December 31, 2006 and was included in the $126,004 of due to affiliate. Paladin Advisors has elected to defer (without interest) the net balance of $64,739 in general and administrative expenses due to affiliate.
(2)	Organization and offering costs of the Company are paid by Paladin Advisors or its affiliates, including Paladin Realty, on behalf of the Company and directly by the Company. Organization and offering costs consist of actual legal, accounting, printing and other offering expenses, including amounts to reimburse Paladin Advisors, its affiliates or its dealer manager, for all marketing related costs and expenses, including, but not limited to, expenses relating to registering and marketing the shares and other marketing and organization costs, technology costs and expenses attributable to the Offering, and payment or reimbursement of bona fide due diligence expenses of the dealer manager and broker-dealers participating in the Offering. Pursuant to the Advisory Agreement, the Company is obligated to reimburse Paladin Advisors or its affiliates for amounts advanced for organization and offering costs, provided that Paladin Advisors and its affiliates are responsible for the payment of organization and offering costs to the extent they exceed 3.0% of gross proceeds from the Offering and will be required to return to the Company any amount the Company reimburses them in excess of 3.0% of the gross proceeds from the Offering. Following receipt of the minimum offering on December 2, 2005, such costs only become a liability of the Company to the extent they do not exceed 3.0% of the gross proceeds of the Offering. During the six months ended June 30, 2007, the Company paid $605,363 of offering costs. Due to the application of the 3% limitation, the Company was only able to recognize $306,603 as a charge to stockholders’ equity with the additional amount of $298,760 recorded as due from affiliate. Paladin Advisors is required to reimburse the Company the balance of $149,507 within 60 days after the end of the Offering.
(3)	Paladin Advisors was entitled to acquisition and advisory fees related to 801 Fiber Optic Drive, Champion Farms Apartments and Fieldstone Apartments. As of June 30, 2007, all acquisition fees have been paid to Paladin Advisors.
(4)	Not reflected in the consolidated financial statements at June 30, 2007 and December 31, 2006.

7. Subsequent Events

Sale of Common Shares

From July 1, 2007 to July 31, 2007, the Company has raised $2,095,631 in offering proceeds through the sale of 211,458 common shares in the offering.

Pinehurst Apartment Homes

On July 2, 2007 the Company signed a purchase and sale agreement to acquire the Pinehurst Apartment Homes located at 500 NW 63rd Street, Kansas City, Missouri (“Pinehurst”) through KC Pinehurst Associates, LLC (“KC Pinehurst”), a single-purpose Delaware limited liability company formed for the purpose of the acquisition. The Company will own a 97.5% interest in KC Pinehurst, and affiliates of JTL Properties, a Kansas City-based real estate investment and management company, will own the remaining 2.5% interest.

The contract purchase price for Pinehurst is $7,125,000 exclusive of transaction costs and financing fees. In connection with the closing, KC Pinehurst will assume the existing mortgage loan on the property in the amount of approximately $4,800,000. The mortgage loan has a fixed rate of 5.58% with a 30-year amortization schedule. The maturity date for the first mortgage loan is January 1, 2016. KC Pinehurst’s obligation to consummate the transaction under the purchase and sale agreement is subject to the completion of standard due diligence inspections and conditioned upon receipt of approval from the holder of the mortgage loan regarding such assumption.

Management anticipates that the acquisition of Pinehurst by KC Pinehurst will be consummated in the third quarter of 2007. Although management believes that the acquisition of Pinehurst by KC Pinehurst is probable, the closing of such acquisition is subject to a number of conditions, and there can be no guarantee that such acquisition will be consummated.

Pheasant Run Apartments

On August 2, 2007 the Company signed a purchase and sale agreement to acquire Pheasant Run Apartments located at 1102 NE Independence Avenue, Lee’s Summit, Missouri (“Pheasant Run”) through KC Pheasant Associates, LLC (“KC Pheasant”), a single-purpose Delaware limited liability company formed for the purpose of the acquisition. The Company will own a 97.5% interest in KC Pheasant, and affiliates of JTL Properties, a Kansas City-based real estate investment and management company, will own the remaining 2.5% interest.

The contract purchase price for Pheasant Run is $8,250,000 exclusive of transaction costs and financing fees. In connection with the closing, KC Pheasant will either (1) assume the existing mortgage loan on the property in the amount of approximately $6,265,000 (which has a fixed rate of 5.44% with a 10-year term, maturing on October 1, 2013) or (2) refinance the existing loan with a 10-year interest only loan expected to have an aggregate principal amount of approximately $6,250,000. KC Pheasant’s obligation to consummate the transaction under the purchase and sale agreement is subject to the completion of standard due diligence inspections and conditioned upon receipt of approval from the holder of the mortgage loan regarding such assumption.

Management anticipates that the acquisition of Pheasant Run by KC Pheasant will be consummated in the third quarter of 2007. Although management believes that the acquisition of Pheasant Run by KC Pheasant is probable, the closing of such acquisition is subject to a number of conditions, and there can be no guarantee that such acquisition will be consummated.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion and analysis should be read in conjunction with the accompanying consolidated financial statements of Paladin Realty Income Properties, Inc. and the notes thereto. As used herein, the terms “we,” “our” and “us” refer to Paladin Realty Income Properties Inc., a Maryland corporation, and its consolidated subsidiaries.

Forward-Looking Statements

Certain information included in this Quarterly Report on Form 10-Q contains, and other materials filed or to be filed by us with the Securities and Exchange Commission, or the “SEC”, contain or will contain, forward-looking statements. All statements, other than statements of historical facts, including, among others, statements regarding our possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of Paladin Realty Income Properties, Inc., which we refer to as “Paladin REIT” or the “Company”, and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. You should not place undue reliance on these forward-looking statements. Statements regarding the following subjects are forward-looking by their nature:

•	our business strategy;

•	our projected operating results;

•	our ability to obtain future financing arrangements;

•	estimates relating to our future distributions;

•	our understanding of our competition;

•	market trends;

•	projected capital expenditures; and

•	use of the proceeds of our Offering.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock, along with the following factors that could cause actual results to vary from our forward-looking statements:

•	the factors referenced in Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2006;

•	changes in our business strategy;

•	availability, terms and deployment of capital;

•	availability of qualified personnel;

•	changes in our industry, interest rates or the general economy; and

•	the degree and nature of our competition.

We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless required by law.

Overview

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help the reader understand our operations and our present business environment. MD&A is provided as a supplement to—and should be read in conjunction with—our consolidated financial statements and the accompanying notes thereto contained in Item 1 of this report. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and timing of events could differ materially from those anticipated in these forward-looking statements, as a result of a number of factors, including those factors set forth in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and other factors presented throughout this report.

We are a Maryland corporation formed on October 31, 2003 that intends to invest in a diversified portfolio of real estate properties, focusing primarily on properties that produce current income. We own interests in three income-producing properties as of June 30, 2007, including 801 Fiber Optic Drive, a 56,336 square foot distribution facility built in 2001 that is leased to FedEx Ground Package System, Inc., a subsidiary of FedEx Corporation; Champion Farms Apartments, a 264 unit luxury multifamily rental community built in 2000; and Fieldstone Apartments, a 264 unit multifamily community property built in 2001.

On July 2, 2007, we entered into a purchase and sale agreement with respect to a probable investment in Pinehurst Apartments, a 146 unit recently renovated apartment community with an aggregate of 119,150 square feet of rentable area. We will invest through KC Pinehurst, a single-purpose Delaware limited liability company formed for the purpose of this acquisition, in which we will own a 97.5% interest. JTL Properties, a Kansas City-based real estate investment and management company, will own the remaining 2.5% interest in KC Pinehurst. The contract purchase price for Pinehurst is $7,125,000 exclusive of transaction costs and financing fees. The operating agreement will provide that the our investment will receive a priority preferred return of 9.0% on our invested equity.

In connection with the closing, KC Pinehurst will assume the existing mortgage loan on the property in the amount of approximately $4,800,000. The mortgage loan has a fixed rate of 5.58% with a 30-year amortization schedule. The maturity date for the first mortgage loan is January 1, 2016. KC Pinehurst’s obligation to consummate the transaction under the purchase and sale agreement is subject to the completion of standard due diligence inspections and conditioned upon receipt of approval from the holder of the mortgage loan regarding such assumption.

Pinehurst was approximately 92% occupied as of July 2, 2007. We believe that the property is suitable and adequate for its intended purpose and is adequately covered by insurance.

Our board of directors has approved the formation of KC Pinehurst, the joint venture with JTL Properties, and KC Pinehurst’s acquisition of Pinehurst. We anticipate that the acquisition of Pinehurst by KC Pinehurst will be consummated in the third quarter of 2007. Although we believe that the acquisition of Pinehurst by KC Pinehurst is probable, the closing of such acquisition is subject to a number of conditions, and there can be no guarantee that such acquisition will be consummated.

On August 2, 2007, we entered into a purchase and sale agreement with respect to a probable investment in Pheasant Run Apartments, a 160 unit recently renovated apartment community with an aggregate of 112,000 square feet of rentable area. We will invest through KC Pheasant, a single-purpose Delaware limited liability company formed for the purpose of the acquisition, in which we will own a 97.5% interest. JTL Properties, a Kansas City-based real estate investment and management company, will own the remaining 2.5% interest in KC Pheasant. The contract purchase price for Pheasant Run is $8,250,000 exclusive of transaction costs and financing fees. The operating agreement will provide that our investment will receive a priority preferred return of 9.0% on our invested equity.

In connection with the closing, KC Pheasant will either (1) assume the existing mortgage loan on the property in the amount of approximately $6,265,000 (which has a fixed rate of 5.44% with a 10-year term, maturing on October 1, 2013) or (2) refinance the existing loan with a 10-year interest only loan expected to have an aggregate principal amount of approximately $6,250,000. KC Pheasant’s obligation to consummate the transaction under the purchase and sale agreement is subject to the completion of standard due diligence inspections and conditioned upon receipt of approval from the holder of the mortgage loan regarding such assumption.

Pheasant Run was approximately 91% occupied as of August 1, 2007. We believe that the property is suitable and adequate for its intended purpose and is adequately covered by insurance.

Our board of directors has approved the formation of KC Pheasant, the joint venture with JTL Properties and KC Pheasant’s acquisition of Pheasant Run. We anticipate that the acquisition of Pheasant Run by KC Pheasant will be consummated in the third quarter of 2007. Although we believe that the acquisition of Pheasant Run by KC Pheasant is probable, the closing of such acquisition is subject to a number of conditions, and there can be no guarantee that such acquisition will be consummated.

We intend to invest in a variety of real estate product types, including apartments, office buildings, industrial buildings, shopping centers and hotels. In addition, we may make or acquire mortgage loans secured by, or preferred equity investments in entities that own, the same types of properties that we may acquire directly, which we refer to collectively as real estate related investments. We intend to qualify as a real estate investment trust, or REIT, and to elect to be taxed as a REIT beginning with the taxable year ending December 31, 2007. We own our assets and conduct our operations through Paladin Realty Income Properties, L.P., our operating partnership, which we refer to as “Paladin OP.”

On February 23, 2005, we commenced our initial public offering of 35,000,000 common shares of the Company, par value $0.01 per share to the public on a best efforts basis at a price of $10.00 per share. We also registered up to 3,500,000 common shares to be issued during the offering pursuant to our dividend reinvestment plan at a price of $10.00 per share. On December 2, 2005, we reached our minimum offering by receiving $1,246,670 in subscriptions, excluding subscriptions received from Pennsylvania investors. As of June 30, 2007, we had sold 1,834,637 shares of our common stock in the offering for aggregate gross proceeds of $18,289,427.

Critical Accounting Policies

We believe our most critical accounting policies are the accounting for lease revenues (including straight-line rent), the regular evaluation of whether the value of a real estate asset has been impaired, real estate purchase price allocations and accounting for joint ventures. Each of these items involves estimates that require management to make judgments that are subjective in nature. We rely on our experience, we collect historical data and current market data, and we analyze these assumptions in order to arrive at what we believe to be reasonable estimates. Under different conditions or assumptions, materially different amounts could be reported related to the accounting policies described below. In addition, application of these accounting policies involves the exercise of judgments on the use of assumptions as to future uncertainties and, as a result, actual results could materially differ from these estimates.

Real Estate and Depreciation

Real estate is stated at cost, less accumulated depreciation. We allocate the cost of newly acquired properties between net tangible and identifiable intangible assets. The primary intangible asset associated with an apartment property acquisition is the value of the existing lease agreements. When allocating cost to an acquired property, we allocate costs to the estimated value of the land, building and fixtures assuming the property is vacant and to the estimated intangible value of the existing lease agreements. We estimate the intangible value of the lease agreements by determining the lost revenue associated with a hypothetical lease-up. We depreciate the building and fixtures based on the expected useful life of the asset, which is 45 years for the building and improvements and a range of 5 to 7 years for furniture, fixtures and equipment. The intangible value of the lease agreements is amortized over the average remaining life of the existing leases, which ranges from three to 24 months. This amortization is included in depreciation and amortization expense on the accompanying consolidated statements of operations. Expenditures for repairs and maintenance are expensed as incurred.

We review long-lived assets and related identifiable intangibles for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. When such events or changes in circumstances occur, recoverability of the asset to be held and used is measured by a comparison of the carrying amount of the asset to future net cash flows, undiscounted and without interest, expected to be generated by the asset. If the sum of the expected future cash flows (undiscounted and without interest) is less than our carrying amount for the asset, an impairment loss is recognized based upon the asset’s fair value.

Investments

We evaluate our investments in accordance with Financial Accounting Standards Board, Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities,” which is referred to as FIN 46R. If we determine that the joint venture is a “variable interest entity” (“VIE”) and that we are the “primary beneficiary” as defined in FIN 46R, we will account for such investment as if it were a consolidated subsidiary. For a joint venture investment which is not a VIE or in which we are not the primary beneficiary, we consider other relevant accounting literature including Accounting Principles Board Opinion 18—“The Equity Method of Accounting for Investments in Common Stock,” Statement of Position (“SOP”) 78-9—“Accounting for Investments in Real Estate Ventures,” and Emerging Issues Task Force Issue (“EITF”) 04-5 to determine the method of accounting for each of the partially-owned entities. In accordance with the above pronouncements, we determine whether we should consolidate the entity or account for it on the equity method or cost method. Factors considered in determining whether or not we exercise control include substantive participating rights of partners on significant business decisions, including dispositions and acquisitions of assets, financing and operating and capital budgets, board and management representatives and authority and other contractual rights of our partners. To the extent that we are deemed to control these entities, these entities will be consolidated.

As of June 30, 2007, we held a 98.9% ownership interest in Paladin OP and Paladin OP holds a 70% ownership interest in Springhurst Housing Partners, LLC (“Springhurst”), a 65% ownership interest in Glenwood Housing Partners I, LLC (“Glenwood”) and a 74% ownership interest in PRIP 801, LLC as described in Note 3 to the consolidated financial statements. We have determined that Paladin OP and its investees are not VIEs. We consolidate Paladin OP, Springhurst and Glenwood, as we are the majority owner and exercise control over all significant decisions. We account for our investment in PRIP 801, LLC under the equity method of accounting, as the other member has substantive participating rights as defined in EITF 04-5 and SOP 78-9. This investment is recorded initially at cost, and subsequently adjusted for equity in earnings or losses and cash contributions and distributions.

On a periodic basis we will evaluate whether there are any indicators that the value of our investments in partially-owned entities are impaired. An investment is impaired if our estimate of the value of the investment is less than the carrying amount. The ultimate realization of our investment in partially-owned entities is dependent on a number of factors including the performance of that entity and market conditions. If we determine that a decline in the value of a partially-owned entity is other than temporary, then we would record an impairment charge.

Revenue Recognition

We primarily lease residential apartments to tenants under non-cancellable operating lease with terms ranging from three to 24 months. Rental income related to leases is recognized in the period earned over the lease term in accordance with Statement of Financial Accounting Standards No. 13, “Accounting for Leases”. Other income consists of various tenant related charges and are recognized as revenue in the period in which the applicable charge is incurred.

Accounts Receivable

Bad debts are recorded under the specific identification method, whereby, uncollectible receivables are directly written off when identified.

Use of Estimates

The presentation of the consolidated financial statements requires management to make estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Income Taxes

For the year ending December 31, 2007, we intend to make an election to be taxed as a REIT, under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. We believe that we will be organized and operate in such a manner as to qualify for treatment as a REIT and intend to operate in such a manner so that we will remain qualified as a REIT for federal income tax purposes.

In July 2006, the FASB issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109.” FIN 48 increases the relevancy and comparability of financial reporting by clarifying the way companies account for uncertainty in measuring income taxes. FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. This Interpretation only allows a favorable tax position to be included in the calculation of tax liabilities and expenses if a company concludes that it is more likely than not that its adopted tax position will prevail if challenged by tax authorities. FIN 48 is required effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have any impact on our consolidated financial position, results of operations or cash flows.

Prior to the election to be taxed as a REIT, we incurred net operating losses for federal income tax purposes. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. These assets and liabilities are measured using enacted tax rates for which the temporary differences are expected to be recovered or settled. The effect of deferred tax assets and liabilities are recognized in earnings in the period enacted. As of June 30, 2007, we had recorded a deferred tax asset which was fully offset by a valuation allowance. All of our tax years are subject to examination by tax jurisdictions as of the adoption date.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value, and expands the related disclosure requirements. This statement is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years. We do not expect the adoption of SFAS 157 to have a material impact on our consolidated financial position, results of operations or cash flows.

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115.” The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. This statement is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years. We do not expect the adoption of SFAS 159 to have a material impact on its consolidated financial position, results of operations or cash flows.

Results of Operations

Three Months Ended June 30, 2007 Compared to the Three Months Ended June 30, 2006

Rental income for the quarter ended June 30, 2007 was $1,125,664 compared to rental income of $174,132 for the quarter ended June 30, 2006. We had limited rental income for the quarter ended June 30, 2006 because we acquired Champion Farms Apartments in June 2006 and Fieldstone Apartments in December 2006. We expect rental income to continue to increase in future periods, as compared to historical periods, as a result of owning our investments in real estate acquired in 2006 and future acquisitions of real estate investments.

Other income for the quarter ended June 30, 2007 was $95,963 compared to $19,271 for the quarter ended June 30, 2006. Other income consists of various tenant related charges and are recognized as revenue in the period in which the applicable charge is incurred. The increase in other income for the quarter ended June 30, 2007 is attributable to our investments in Champion Farms and Fieldstone Apartments in the second half of 2006.

Property operating expenses for the quarter ended June 30, 2007 were $368,530 relating to expenses incurred for Champion Farms Apartments and Fieldstone Apartments compared to $54,984 for the quarter ended June 30, 2006. Property operating expenses were approximately 30% and 28% of total revenues for the quarters ended June 30, 2007 and 2006, respectively. We expect property operating expenses to continue to increase in future periods, as compared to historical periods, as a result of owning our investments in real estate acquired in 2006 for an entire year and future acquisitions of real estate investments.

General and administrative expenses were $269,312 for the quarter ended June 30, 2007 compared to $91,467 for the quarter ended June 30, 2006. The increase in general and administrative expenses related primarily to asset management fees, independent director fees, directors’ and officers’ liability insurance and amortization of restricted stock held by our independent directors.

Interest expense, including amortization of deferred financing costs, was $534,420 for the quarter ended June 30, 2007 and $103,321 for the quarter ended June 30, 2006. The increase in interest expense was primarily related to mortgage notes payable and indebtedness incurred in connection with the acquisition of Champion Farms Apartments and Fieldstone Apartments and certain financing costs that we incurred in connection with such indebtedness.

Depreciation and amortization expense was $406,816 for the quarter ended June 30, 2007 compared to $77,876 for the quarter ended June 30, 2006. The increase in depreciation and amortization expense in 2007 is a result of our 2006 acquisitions.

Equity in earnings from real estate joint venture were at $20,986 for the quarter ended June 30, 2007 and $21,031 for the quarter ended June 30, 2006.

Minority interest increased from a loss allocation of $963 for the quarter ended June 30, 2006 to a loss allocation of $56,460 for the quarter ended June 30, 2007 due to our investments in Champion Farms and Fieldstone Apartments and the investments by the other partners in these joint ventures.

Six Months Ended June 30, 2007 Compared to the Six Months Ended June 30, 2006

Rental income for the six months ended June 30, 2007 was $2,218,204 compared to rental income of $174,132 for the six months ended June 30, 2006. We had limited rental income for the six months ended June 30, 2006 because we acquired Champion Farms Apartments in June 2006 and Fieldstone Apartments in December 2006.

Other income for the six months ended June 30, 2007 was $184,835 compared to $19,271 for the six months ended June 30, 2006. Other income consists of various tenant related charges and are recognized as revenue in the period in which the applicable charge is incurred. The increase in other income for the six months ended June 30, 2007 is attributable to our investments in Champion Farms and Fieldstone Apartments in the second half of 2006.

Property operating expenses for the six months ended June 30, 2007 were $724,010 relating to property operating expenses incurred for Champion Farms Apartments and Fieldstone Apartments compared to $54,984 for the six months ended June 30, 2006.

General and administrative expenses were $457,849 for the six months ended June 30, 2007 compared to $102,321 for the six months ended June 30, 2006. The increase in general and administrative expenses related primarily to asset management fees, independent director fees, directors’ and officers’ liability insurance and amortization of restricted stock held by our independent directors.

Interest expense, including amortization of deferred financing costs, was $1,108,682 for the quarter ended June 30, 2007 and $103,321 for the six months ended June 30, 2006. The increase in interest expense was primarily related to mortgage notes payable and indebtedness incurred in connection with the acquisition of Champion Farms Apartments and Fieldstone Apartments and certain financing costs that we incurred in connection with such indebtedness.

Depreciation and amortization expense was $848,800 for the six months ended June 30, 2007 compared to $77,876 for the six months ended June 30, 2006. The increase in depreciation and amortization expense in 2007 is a result of our 2006 acquisitions.

Equity in earnings from real estate joint venture were at $42,219 for the six months ended June 30, 2007 and $41,302 for the six months ended June 30, 2006.

Minority interest increased from a loss allocation of $169 for the six months ended June 30, 2006 to a loss allocation of $135,688 for the six months ended June 30, 2007 due to our investments in Champion Farms and Fieldstone Apartments and the investments by the other partners in these joint ventures.

Related Party Transactions and Agreements

Organization and Offering Costs. Our organization and offering costs are paid by Paladin Advisors or its affiliates, including Paladin Realty, on behalf of us and directly by us. Organization and offering costs consist of actual legal, accounting, printing and other offering expenses, including amounts to reimburse Paladin Advisors, its affiliates or its dealer manager, for all marketing related costs and expenses, including, but not limited to, expenses relating to registering and marketing the shares and other marketing and organization costs, technology costs and expenses attributable to the Offering, and payment or reimbursement of bona fide due diligence expenses of the dealer manager and broker-dealers participating in the Offering. Pursuant to the Advisory Agreement, we are obligated to reimburse Paladin Advisors or its affiliates for amounts advanced for organization and offering costs, provided that Paladin Advisors and its affiliates are responsible for the payment of organization and offering costs to the extent they exceed 3.0% of gross proceeds from the Offering and will be required to return to us any amount we reimburse them in excess of 3.0% of the gross proceeds from the Offering.

We had incurred organization and offering costs of $4,897,784 as of June 30, 2007, which includes $4,197,891 paid by Paladin Advisors as described in Note 6 of the notes to our consolidated financial statements included herewith. Such costs only become a liability to us to the extent they do not exceed 3.0% of the gross proceeds of the Offering. When recorded by us, organization costs are expensed as incurred and offering costs are charged to shareholders’ equity. For the quarter ended June 30, 2007, we recognized $186,586 of offering costs.

As of June 30, 2007, $499,589 in offering costs have been charged to shareholders’ equity and $51,134 of organization costs were expensed in 2005.

Subject to the 3% limitation, the remaining $4,347,061 in organization and offering costs, as of June 30, 2007 will be recognized in future periods as we receive additional proceeds of the Offering.

Expense Reimbursement. Pursuant to the Advisory Agreement, Paladin Advisors is entitled to reimbursement of actual expenses incurred for administrative and other services provided to us by Paladin Advisors and its affiliates for which they do not otherwise receive a fee. We will not reimburse Paladin Advisors for operating expenses that in the fiscal year then ended exceeded the greater of (1) 2% of our average invested assets or (2) 25% of our net income (the “2%/25% Rule”), and Paladin Advisors must reimburse us quarterly for any amounts by which our operating expenses exceed the 2%/25% Rule in the previous four consecutive fiscal quarters (the “Expense Period”). Our average invested assets for any period are equal to the average book value of our assets invested in equity interests in, and loans secured by, real estate before reserves for depreciation or bad debts or other similar non-cash reserves computed by taking the average of such values at the end of each month during the period. Our net income for any period is equal to our total revenue less total expenses other than additions to reserves for depreciation, bad debts or other similar non-cash reserves for such period. Operating expenses include all expenses incurred by us under general accepted accounting principles (including the asset management fee), but excluding organization and offering expenses, selling commissions and dealer manager fees, interest payments, taxes, non-cash expenditures such as depreciation, amortization and bad debt reserves, the subordinated disposition fee, acquisition and advisory fees and expenses and distributions pursuant to Paladin Advisors’ subordinated participation interest in Paladin OP.

Paladin Advisors must reimburse the excess expenses to us within 60 days after the end of each fiscal quarter unless a majority of the independent directors determine that the excess expenses were justified based on unusual and nonrecurring factors which they deem sufficient. Within 60 days after the end of any Expense Period for which total operating expenses exceed the 2%/25% Rule, we will send our stockholders written disclosure, together with an explanation of the factors the independent directors considered in arriving at the conclusion that the excess expenses were justified. However, at Paladin Advisors’ option, Paladin Advisors or its affiliate, as applicable may defer receipt of any portion of the asset management fee or reimbursement of expenses and elect to receive such payments, without interest, in any subsequent fiscal year that Paladin Advisors designates.

During the Expense Period ended June 30, 2007, our operating expenses including expenses incurred on behalf of us by Paladin Advisors and its affiliates exceeded the 2%/25% Rule by $552,746. Of this amount $506,902 was paid by Paladin Advisors and the board of directors (including the independent directors) have approved reimbursing Paladin Advisors for this amount in the future to the extent that reimbursement of this amount, together with all operating expenses paid or reimbursed for the then-current Expense Period, would not result in payment or reimbursement of operating expenses in excess of the 2%/25% Rule in that period. In making this determination, the board of directors (including the independent directors) noted that these were legitimate operating expenses necessary for the operation of our business, we are in our early stages of operations and have limited operations to cover our operating expenses and because such amounts will only be reimbursed in the future to the extent described above. Paladin Advisors intends to reimburse the Company for the remaining $45,844 within 60 days of June 30, 2007.

As of June 30, 2007, Paladin Advisors and its affiliates had incurred $1,361,054 in general and administrative expenses on our behalf. Pursuant to the terms of the Advisory Agreement, Paladin Advisors has elected to defer

(without interest) receipt of all of these amounts and $1,293,180 of these expenses have been approved by the board of directors (including the independent directors) for the reasons described above. During the quarter ended June 30, 2006, we paid $266,337 in general and administrative expenses. In accordance with the Advisory Agreement, we recognize on a quarterly basis amounts not exceeding the 2%/25% Rule. Due to the application of the 2%/25% Rule, we were only able to recognize $257,537 of general and administrative expenses in our consolidated statements of operations with the additional amount of $8,800 recorded as due from affiliate.

Acquisition and Advisory Fees. Pursuant to the terms of the Advisory Agreement, we pay Paladin Advisors acquisition and advisory fees consisting of 2.75% of (1) the contract purchase price for a property acquired directly or through a joint venture or (2) with respect to real estate related investments, the appraised value of the underlying property, not to exceed 5.5% of the funds we advance with respect to the investment. Paladin Advisors was entitled to acquisition and advisory fees of $578,498 relating to the acquisition of 801 Fiber Optic Drive, Champion Farms Apartments and Fieldstone Apartments. The acquisition and advisory fees were capitalized as part of our investment in 801 Fiber Optic Drive, Champion Farms and Fieldstone. We paid $357,456 of acquisition fees to Paladin Advisors during the quarter ended March 31, 2007 and the $221,042 balance of these fees during the quarter ended June 30, 2007.

Asset Management Fees. Pursuant to the terms of the Advisory Agreement, an annual asset management fee is payable to Paladin Advisors monthly in an amount equal to one-twelfth of 0.6% of (1) the contract purchase price of a property acquired directly or through a joint venture or (2) with respect to real estate related investments, the appraised value of the underlying property, not to exceed 1.2% of the funds we advance with respect to the investment. Paladin Advisors receives this fee for supervising the management, leasing, development and construction services provided for our properties by third parties and management of real estate related investments. During the six months ended June 30, 2007, the Company paid Paladin Advisors $93,029 for asset management fees accrued through March 31, 2007 for 801 Fiber Optic Drive, Champion Farms Apartments and Fieldstone Apartments. Due to the application of the 2%/25% Rule, we have not accrued for asset management fees for quarter ending June 30, 2007.

Trends or Uncertainties

Our management is not aware of any material trends or uncertainties, other than national economic conditions affecting real estate generally, that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition, management and operation of real estate and real estate related investments.

Liquidity and Capital Resources

During the six months ended June 30, 2007, our source of funds were:

•	net proceeds of $10,152,094 from the sale of 1,016,592 common shares in our initial public offering; and

•	net operating income of $1,481,774 from our investments in real estate.

Net operating income is defined as rental and other income less operating expenses and real estate taxes, which excludes depreciation and amortization expense, general and administrative expenses, interest income and interest expense.

We consider net operating income to be an appropriate supplemental performance measure because net operating income reflects the operating performance of our properties and excludes certain items that are not considered to be controllable in connection with the management of the property such as depreciation, interest expense, interest income and general and administrative expenses. Additionally, we believe that net operating income is a widely accepted measure of comparative operating performance in the real estate investment community. However, our use of the term net operating income may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. We believe that the line on our consolidated statement of operations entitled “net loss” is the most directly comparable GAAP measure to net operating income. The following table is a reconciliation of net operating income to our reported net loss from continuing operations for the six months ended June 30, 2007:

Net Operating Income	$1,481,774
Equity in income of real estate joint venture	42,219
Interest income	21,839
Depreciation and amortization expense	(848,800)
Interest expense	(1,108,682)
General and administrative expenses	(457,849)
Minority Interest	135,688

Net Loss	$(733,811)

We are dependent upon the net proceeds to be received from the offering to conduct our proposed activities. The capital required to purchase real estate and real estate related investments will be obtained from the offering and from any indebtedness that we may incur in connection with the acquisition of any real estate and real estate related investments thereafter. We anticipate our sources of funds will continue to consist of the net proceeds of the offering and indebtedness. We believe that these cash resources will be sufficient to satisfy our cash requirements for the foreseeable future, and we do not anticipate a need to raise funds from other than these sources within the next twelve months.

Net cash used in operating activities for the six months ended June 30, 2007 was $319,631 and $120,064 for the comparable period of 2006 due to our acquisition of Champion Farms Apartments in June 2006 and Fieldstone Apartments in December 2006.

Net cash used in investing activities for the six months ended June 30, 2007 was $619,356, which included $76,339 relating to improvements to our real estate investments and payment of $578,498 of acquisition fees paid to Paladin Advisors. Net cash used in investing activities for the six months ended June 30, 2006 was $20,874,742, which included $21,103,641 relating to the purchase of real estate and improvements, an increase in due to affiliates of $263,464 relating to payments of closing costs paid by such affiliates, and $40,794 in investment in real estate joint venture.

Net cash provided by financing activities was $4,449,575 for the six months ended June 30, 2007 related to $10,152,094 in proceeds from the issuance of common shares in our offering offset primarily by $3,800,000 of payments on note payable to affiliate, $937,481 of selling commissions and dealer manager fees, $306,603 of offering costs and $328,094 of dividends paid. Net cash provided by financing activities for the six months ended June 30, 2006 was $21,130,285 primarily related to $16,350,000 of borrowings from mortgage payable and $3,100,000 of borrowings from note payable, and $2,257,974 in proceeds from the issuance of common shares in our offering offset primarily by $213,716 of selling commissions and dealer manager fees, $163,500 of deferred loan costs, $67,739 of offering costs, $80,983 of dividends paid and $3,945 of distributions to minority interest.

Mortgage Notes Payable

We have mortgage loans in an aggregate amount of $16,350,000 outstanding in connection with our acquisition of Champion Farms Apartments. In addition, we assumed a mortgage loan in the amount of $16,500,000 in connection with the acquisition of an interest in Fieldstone Apartments. These mortgage notes payable are described in detail in Note 4 to our consolidated financial statements included herein.

Notes Payable to Affiliate

During the six months ended June 30, 2007, we repaid $3.8 million of our notes payable to affiliate previously incurred in connection with our acquisitions of Champion Farms Apartments and Fieldstone Apartments. There are currently no loans outstanding to affiliates.

Leverage Policy

Our articles of incorporation do not permit borrowings that would cause our aggregate borrowings to exceed 65% of the aggregate asset value of all of our real estate and real estate related investments, unless approved by our independent directors and the justification for such excess borrowing is disclosed to our stockholders in our next quarterly report. Our leverage currently exceeds 65%. In accordance with our articles of incorporation, our board of directors, including our independent directors, approved our leverage increasing and exceeding 65% in connection with entering into the arrangements described above with Paladin Realty.

The board of directors determined that the excess leverage was justified for the following reasons: (1) the primary cause for the excess leverage related to short term borrowings used to make acquisitions which were guaranteed by members of our management; (2) the borrowings enabled us to purchase the assets and earn rental and interest income more quickly; and (3) the acquisitions are likely to increase the net offering proceeds from our initial public offering, thereby improving our ability to meet our goal of acquiring a diversified portfolio of properties to generate current income for investors and preserve investor capital. We will likely continue to exceed our charter’s leverage guidelines during the early stages of our operations.

Our articles of incorporation further provide that we may not borrow money from Paladin Advisors and its affiliates unless such loan is approved by a majority of our directors, including a majority of the independent directors as fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties under the same circumstances. Our board of directors, including our independent directors, determined that the notes are fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated third parties under the same circumstances and approved our entering into the notes.

Dividends

We paid $328,094 in dividends during the six months ended June 30, 2007. Our board of directors has declared dividends for the periods listed below to stockholders of record as the close of business each day during the applicable period and paid on the dates listed below.

Month	Annualized Rate Declared (1)	Date Paid	Total Dividends (2)
December 1, 2006 to December 31, 2006	6.0%	January 15, 2007	$40,431
January 1, 2007 to January 31, 2007	6.0%	February 15, 2007	$44,162
February 1, 2007 to February 28, 2007	6.0%	March 15, 2007	$46,267
March 1, 2007 to March 31, 2007	6.0%	April 16, 2007	$56,678
April 1, 2007 to April 30, 2007	6.0%	May 15, 2007	$63,787
May 1, 2007 to May 31, 2007	6.0%	June 15, 2007	$76,769

(1)	Dividends were declared in the amount of $0.0016438 per share per day, representing an annualized rate of return of 6.0% on an investment of $10.00 per share if paid each day over a 365-day period.
(2)	On June 20, 2007, our board of directors declared dividends for the month of July which will total approximately $107,000 when paid on August 15, 2007. On July 26, 2007 our board of directors declared dividends for the month of August 2007 which will total approximately $116,000 when paid on September 15, 2007.

Each of our three real estate investments is structured as a joint venture with an unaffiliated third-party. As required under GAAP, our financial statements present the operations of 801 Fiber Optic Drive on an unconsolidated basis, and the operations of Champion Farms Apartments and Fieldstone Apartments on a consolidated basis. Consolidation requires us to reflect 100% of the income and expenses of property operations with a partial offset to account for the minority interest held by our joint venture partner. As structured, our investment in Champion Farms represents a 70% ownership interest and our investment in Fieldstone a 65% ownership interest. However, by the terms of the joint ventures for Champion Farms and Fieldstone Apartments we are entitled to 100% of available cash flow from each property as a priority distribution until we receive at least an 8.25% return on our invested capital. The following chart compares cash distributions received from the Company’s investments in 801 Fiber Optic Drive, Champion Farms Apartments and Fieldstone Apartments during the first and second fiscal quarters with dividends paid during the same period:

Summary of Cash Distributions from the Company’s Investments:

	801 Fiber Optic Drive	Champion Farms Apartments	Fieldstone Apartments	Total
Quarter ended March 31, 2007:	$—	$106,732	$75,261	$181,993
Quarter ended June 30, 2007:	77,700	106,732	90,521	274,953

Year to date through June 30, 2007:	$77,700	$213,464	$165,782	$456,946

Summary of Dividends Paid:
Quarter ended March 31, 2007:				$130,860
Quarter ended June 30, 2007:				197,234

Year to date through June 30, 2007:				$328,094

As shown in the charts, cash distributions from our investments have exceeded the dividends paid in each of the first two fiscal quarters. However, for the first six months ended June 30, 2007, we have had negative cash flows from operations as our general and administrative and interest expenses have been greater than cash flow received from our investments. Specifically, net cash used in operations was $319,631 for the six months ended June 30, 2007. In order to permit us to pay dividends declared to date, Paladin Advisors has paid expenses on our behalf and Paladin Advisors has deferred the reimbursement of a portion of these expense payments and from time to time has deferred certain other fees owed to it. We are dependent on Paladin Advisors to support our financial position currently because of our small size. As we continue to grow by selling shares in our Offering and by making additional investments, we expect to be able to finance our operations without advances from and deferrals of fees otherwise payable to Paladin Advisors.

As of June 30, 2007, Paladin Advisors had paid on our behalf $4,197,891 in organization and offering costs, none of which has been repaid. In addition, as of June 30, 2007, Paladin Advisors and its affiliates had incurred on our behalf $1,361,054 in general and administrative expenses, none of which has been repaid. Pursuant to the terms of the Advisory Agreement, Paladin Advisors has elected to defer (without interest) repayment of these expenses. As of June 30, 2007, we are not obligated to reimburse these expenses due to the application of the 3% limitation and the 2% / 25% Rule, respectively. We may be obligated to pay these amounts to Paladin Advisors or record them as obligations on our financial statements in future periods as we receive additional proceeds from the Offering and income from our investments. The payment of these obligations may impact our ability to pay future dividends. Paladin Advisors is not obligated to either pay expenses on our behalf or defer reimbursements of such expense payments or fees in future periods. If Paladin Advisors were to cease paying expenses on our behalf or deferring reimbursement of expenses or fees, our ability to pay dividends to our stockholders could be adversely affected, and we may be unable to pay dividends to our stockholders, or such dividends could decrease significantly. Additionally, if Paladin Advisors continues to pay expenses on our behalf and/or defer reimbursement of expense payments or fees, the ultimate repayment of these obligations could adversely impact on our ability to pay dividends in future periods as well as potentially adversely impact the value of your investment.

The amount of dividends to be distributed to our stockholders in the future will be determined by our board of directors and are dependent on a number of factors, including funds available for payment of dividends (including whether Paladin Advisors continues to pay expenses or defer and/or defer reimbursement of expense payments or fees), our financial condition, capital expenditure requirements, annual distribution requirements needed to maintain our status as a REIT under the Internal Revenue Code and any limitations imposed by the terms of indebtedness we may incur and other factors.

Off-Balance Sheet Arrangements

As of June 30, 2007 and 2006, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Other than the repayment of $3.8 million of our notes payable to affiliate, as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 2 of Part I of this Quarterly Report on Form 10-Q, there were no material changes during the six months ended June 30, 2007 to the quantitative and qualitative disclosures about market risks provided in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

ITEM 4.	CONTROLS AND PROCEDURES.

As of the end of the period covered by this report, management, including our chief executive officer and chief financial officer, evaluated the effectiveness of the design and operation of our disclosure controls and procedures. Based upon and as of the date of the evaluation, our chief executive officer and chief financial officer concluded that the disclosure controls and procedures were effective, in all material respects, to ensure that information required to be disclosed in the reports we file and submit under the Exchange Act is recorded, processed, summarized and reported as and when required.

There have been no significant changes in our internal control over financial reporting that occurred during our last fiscal quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting. There were no significant deficiencies or material weaknesses identified in the evaluation, and therefore, no corrective actions were taken.

PART II—OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS.

None.

ITEM 1A.	RISK FACTORS.

There were no material changes in our Risk Factors as previously disclosed in Item 1A of our Form 10-K for the year ended December 31, 2006.

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

On February 23, 2005, our initial public offering (SEC File No. 333-113863) was declared effective and we commenced our offering efforts. As of June 30, 2007, we had sold 1,834,637 shares of common stock in the offering, raising gross offering proceeds of $18,289,427. From this amount, we have incurred $1,673,883 in selling commissions and dealer manager fees to our dealer manager, $4,897,784 in organization and offering costs (of which $ 550,723 has been recorded in our financial statements), $578,498 in acquisition and advisory fees and $93,029 in asset management fees.

For information regarding how we used the net proceeds from our initial public offering (along with how we used cash from operating activities) through June 30, 2007, see our consolidated statements of cash flows included in this report and in our Annual Report on Form 10-K for the year ended December 31, 2006.

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES.

None.

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

On June 19, 2007, we held our 2007 Annual Meeting of Stockholders. The following matter was submitted to a vote of stockholders: the election of directors to hold office until the 2008 annual meeting of shareholders and until their successors are elected.

The results of the voting by the stockholders for directors are presented below:

Director	Number of Votes For	Number of Votes Withheld
James R. Worms	816,890	15,040
Michael B. Lenard	822,181	9,839
John A. Gerson	816,980	15,040
Harold H. Greene	816,980	15,040
Harvey Lenkin	822,181	9,839
Michael L. Meyer	816,980	15,040
Christopher H. Volk	816,980	15,040

ITEM 5.	OTHER INFORMATION.

None.

ITEM 6.	EXHIBITS.

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q on August 15, 2005 and incorporated herein by reference)

3.2	Bylaws of the Registrant (filed as Exhibit 3.2 to Post-Effective Amendment No. 5 to the Registrant’s Form S-11 Registration Statement (File No. 333-113863), as amended to date, on April 6, 2007 (“Post-Effective Amendment No. 5”) and incorporated herein by reference)

4.1	Form of Subscription Agreement (filed as Appendix B to Post-Effective Amendment No. 5 and incorporated herein by reference)

31.1	Section 302 Certification of Principal Executive Officer

31.2	Section 302 Certification of Principal Financial Officer

32.1	Section 906 Certification of Principal Executive Officer

32.2	Section 906 Certification of Principal Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PALADIN REALTY INCOME PROPERTIES, INC.

Date: August 14, 2007	By:	/s/ JAMES R. WORMS
James R. Worms President, Chief Executive Officer and Director (Principal Executive Officer)

Date: August 14, 2007	By:	/s/ JOHN A. GERSON
John A. Gerson Executive Vice President, Chief Financial Officer and Director (Duly Authorized Officer and Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2006 and incorporated herein by reference)

3.2	Bylaws of the Registrant (filed as Exhibit 3.2 to Post-Effective Amendment No. 5 filed on April 6, 2007 and incorporated herein by reference)

4.1	Form of Subscription Agreement (filed as Appendix B to Post-Effective Amendment No. 5 filed on April 6, 2007 and incorporated herein by reference)

31.1	Section 302 Certification of Principal Executive Officer

31.2	Section 302 Certification of Principal Financial Officer

32.1	Section 906 Certification of Principal Executive Officer

32.2	Section 906 Certification of Principal Financial Officer